Exhibit 99.1




               HALIFAX ANNOUNCES VDOT CONTRACT EXTENSION
            Three-Year Contract Valued at Over $21 Million

ALEXANDRIA, VA -- October 4, 2005 -- Halifax Corporation (AMEX:HX) today announced that the Virginia Department of Transportation (VDOT) has extended the Company's contract for Seat Management Services for three years. The contract is valued at over $21 million.

Under the contract, Halifax will provide enterprise maintenance services to VDOT, supporting more than 7,700 desktops and servers.

According to Charles McNew, president and chief executive officer, "VDOT's renewal of this contract is a tribute to our high standards for service and cost-effective delivery. We've held this contract since 1998, working closely with VDOT management to develop a solid, long-term solution for its seat management needs. Our focus has been to significantly lower the total cost of infrastructure ownership while keeping service a high priority. We look forward to continuing our successful partnership with VDOT through 2008."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.